Exhibit 99.1

Ashworth, Inc. Reports First Quarter Fiscal 2008 Financial Results

CARLSBAD, Calif.--(BUSINESS WIRE)--March 11, 2008--Ashworth, Inc. (NASDAQ: ASHW), a leading designer of on-course golf apparel and golf-inspired lifestyle sportswear, today announced unaudited financial results for its first quarter ended January 31, 2008.

Summary of First Quarter Results:

Consolidated net revenue for the first quarter ended January 31, 2008 decreased 9.8% to $34.5 million as compared to $38.3 million for the first quarter of 2007. The Company reported a consolidated first quarter net loss of $7.4 million, or $0.50 per diluted share, compared to a net loss of $2.4 million, or $0.17 per diluted share, for the same quarter of the prior year. Net revenue for the domestic segment (including Gekko Brands, LLC) decreased 5.8% to $30.1 million from $32.0 million for the same period of the prior year. Net revenue from the international segment (including Ashworth, U.K., Ltd.) decreased 30.1% to $4.4 million from $6.3 million for the same period of the prior year.

In the first quarter of fiscal 2008, the Company’s consolidated gross margin decreased 460 basis points to 36.2% as compared to 40.8% in the first quarter of fiscal 2007. The decrease in consolidated gross margin was driven by the deleveraging effects of the decrease in revenue and an increase in product costs not offset by price increases. In addition, as a result of a labor stoppage at a key headwear vendor, the Company incurred additional costs to divert the production of its NASCAR products to alternate manufacturing facilities and expedite manufacturing and transportation.

Consolidated selling, general and administrative (“SG&A”) expenses increased 1.3% to $19.4 million for the first quarter of fiscal 2008 as compared to $19.1 million for the first quarter of fiscal 2007. As a percent of net revenues, SG&A expenses were 56.1% for the first quarter of fiscal 2008 as compared to 50.0% for the same period of the prior fiscal year. The expense increase is largely due to increased consulting fees, primarily associated with product design and supplementing the Company’s accounting function during the executive transition period, combined with the expense related to the employment and non-compete agreements entered into with the principals of Gekko on June 4, 2007. These increases were partially offset by a decrease in commission expense primarily as a result of the reduction in revenues.

Analysis of First Quarter Fiscal Year 2008 Revenues by Channel

The Company’s first quarter fiscal 2008 revenues decreased in all distribution channels except for the Company’s domestic golf and Collegiate/Racing distribution channels.

Golf

Total revenues in the domestic golf channel in the first quarter 2008 increased 5.6% to $9.5 million as compared to the same period last year. Revenues from on-course golf retailers increased 8.9% or $578,000 over the prior year, but this increase was partially offset by a decrease of $76,000 in revenues from off-course golf retailers. The Company continues to experience significant competitive pressure and market consolidation within the off-course channel of distribution. As part of the Company’s effort to restore sales growth, management is implementing new sales management processes in both the on-course and off-course channels of distribution. The Company is also establishing a number of new programs with key off-course accounts.

Corporate

Revenues for the corporate distribution channel were $4.1 million in the first quarter 2008, a decrease of 28.8% as compared to the same period last year. The decrease in the corporate channel was driven by certain customer event revenues that occurred in the first quarter of fiscal 2007 that did not reoccur in the first quarter of fiscal 2008, the Company’s strategic decision to discontinue sales to certain accounts and a pull-back in corporate spending as a result of uncertain economic conditions. Management is developing plans to address these declines through a retooling of sales programs and account coverage.

Retail

Revenues for the retail distribution channel were $3.1 million in the first quarter 2008, a decrease of 24.1% from the first quarter 2007. This decrease was driven by the consolidation of retail accounts and their associated location closures and a decision by management to exit a number of large accounts. The Company is working to open a number of new retail doors through specially tailored assortments and sales programs.

Collegiate/Racing (The Game®/Kudzu®)

First quarter 2008 revenues for Gekko Brands, LLC were $10.9 million, an increase of 4.6% over the first quarter 2007. This increase was primarily driven by improved penetration within the NASCAR channel combined with an additional increase as a result of having exclusive vendor rights for the 50th running of the Daytona 500. These increases were partially offset by a delay in production due to a labor stoppage at a key vendor and the absence in the first quarter of 2008 of certain corporate event revenues that occurred during the first quarter of fiscal 2007.

Company-owned Outlet Stores

Revenues from the Company-owned stores were $2.5 million, a decrease of 7.9% as compared to the first quarter 2007. The decrease reflects a generally difficult retail environment as well as increased promotional activity.

International

Revenues from the international segment decreased 30.1% to $4.4 million in the first quarter 2008, a decrease of $1.9 million from the same period last year. Net revenues for Ashworth U.K., Ltd. decreased 45.1% or $2.2 million to $2.6 million for the first quarter of fiscal 2008 from $4.8 million for the same period of the prior fiscal year. The decrease was due to distribution center inefficiencies resulting from the implementation of a new ERP system at the U.K. facility together with changes in sales management. Net revenues for the other international segment increased 19.8% or $287,000 to $1.7 million for the first quarter of fiscal 2008 from $1.4 million for the same period of the prior fiscal year. The increase was primarily due to increased purchases from the Company’s international distributors and the favorable effect of currency exchange rates, specifically versus the Canadian dollar, when compared to the prior year quarter.

Balance Sheet:

Net accounts receivable decreased 9.1% from the prior year, commensurate with the 9.8% decrease in revenues for the first quarter. Net inventory increased 3.2% to $58.2 million as of January 31, 2008 as compared to $56.4 million as of January 31, 2007 primarily as a result of earlier deliveries of inventory to the Company’s U.K. and Canadian operations.

Overview

Allan H. Fletcher, the Company’s Chief Executive Officer, commented, “We are continuing to implement plans to improve our operations and cut operating costs. We are establishing channel specific product strategies and sales programs to better serve our customers and improve our profitability. We are encouraged with the improvement in our domestic core golf distribution channel, but a complete turnaround will take more time. I believe the plans we’ve started to implement will, in time, return the Company to sustainable profitability.”

Conference Call

Investors and all others are invited to listen to a conference call discussing first quarter fiscal year 2008 results, today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Domestic participants can access the conference call by dialing 800-765-8779. International participants should dial 480-248-5081. Callers should ask to be connected to Ashworth's first quarter earnings teleconference or provide the conference ID number: 3853161. The call will also be broadcast live over the Internet and can be accessed by visiting the Company's investor information page at www.ashworthinc.com.

About Ashworth, Inc.

Ashworth, Inc. (NASDAQ: ASHW) is a leading designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth’s three market-leading brands include: Ashworth Collection (TM), a range of upscale sportswear designed to be worn on and off-course; Ashworth Authentics (TM), which showcases popular items from the Ashworth line; and Ashworth Weather Systems®, a technical performance line. Ashworth is also an Official Apparel Licensee of Callaway Golf Company.

Ashworth is also a leading designer, producer and distributor of headwear and apparel under The Game® and Kudzu® brands. The Game is a leading headwear brand in collegiate bookstores and Kudzu products are sold into the NASCAR/racing markets and through outdoors sports distribution channels, including fishing and hunting. Ashworth is also the exclusive on-site event merchandiser for the Kentucky Derby.

For more information, please visit the Company’s Web site at www.ashworthinc.com.

Forward-Looking Statements

This press release contains forward-looking statements related to the Company’s market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believes,” “anticipates,” “expects,” “predicts,” “estimates,” “projects,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the uncertainties associated with implementing a successful transition in executive leadership, successful resolution of the current dispute with Callaway Golf, the impact of borrowing base limitations in the Company’s new credit facility, the evaluation of strategic alternatives that may be presented, timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's acquisition of Gekko Brands, LLC, the impact of competitive products and pricing, the success of the Sun Ice® and Callaway Golf apparel product lines, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the distribution facility in Oceanside, CA, the successful implementation of the Company's ERP system, and other risks described in Ashworth, Inc.'s SEC reports, including the annual report on Form 10-K for the year ended October 31, 2007 quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2007.

ASHWORTH, INC.
Consolidated Statements of Operations
First Quarter ended January 31, 2008 and 2007
(Unaudited)	Summary of Results of Operations
	2008	2007
First Quarter
Net revenue	$34,519,000	$38,272,000
Cost of goods sold	22,021,000	22,655,000
Gross profit	12,498,000	15,617,000
Selling, general and administrative expenses	19,362,000	19,117,000
Loss from operations	(6,864,000)	(3,500,000)
Other income (expense):
Interest income	30,000	37,000
Interest expense	(1,007,000)	(601,000)
Other income (expense), net	610,000	(16,000)
Total other expense, net	(367,000)	(580,000)

Loss before income taxes	(7,231,000)	(4,080,000)
(Provision) benefit for income taxes	(192,000)	1,632,000
Net loss	$(7,423,000)	$(2,448,000)

Loss per share – BASIC	($0.50)	($0.17)
Weighted-average common shares outstanding	14,714,000	14,520,000

Loss per share – DILUTED	($0.50)	($0.17)
Adjusted weighted-average shares and assumed conversions	14,714,000	14,520,000

ASHWORTH, INC.
Consolidated Balance Sheets
As of January 31, 2008 and 2007
(Unaudited)
	January 31,	January 31,
ASSETS	2008	2007

CURRENT ASSETS
Cash and cash equivalents	$4,207,000	$3,966,000
Accounts receivable-trade, net	25,086,000	27,602,000
Inventories, net	58,199,000	56,376,000
Other current assets	8,567,000	12,898,000
Total current assets	96,059,000	100,842,000

Property and equipment, net	36,232,000	39,066,000
Other assets, net	25,424,000	25,800,000
Total assets	$157,715,000	$165,708,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit payable	$31,205,000	$17,450,000
Current portion of long-term debt	869,000	5,830,000
Accounts payable – trade	9,224,000	12,230,000
Other current liabilities	12,433,000	10,048,000
Total current liabilities	53,731,000	45,558,000

Long-term debt	11,104,000	11,495,000
Other long-term liabilities	1,624,000	2,023,000
Stockholders’ equity	91,256,000	106,632,000
Total liabilities and stockholders’ equity	$157,715,000	$165,708,000

CONTACT:
Ashworth, Inc.
Allan H. Fletcher, CEO
Eddie J. Fadel, President
Greg W. Slack, CFO
760-929-6100